Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call

First Quarter 2025 Financial Results

May 5, 2025

Welcome [George Karamanos]

Welcome to our Q1 conference call. Riley McCormack, our CEO, and Charles Beck, our CFO, are with me on the call. On the call today, we will provide a business update and discuss Q1 2025 financial results. This will be followed by a question and answer forum. We have posted our prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially.

Riley will now provide a business update.

Business Update [Riley McCormack]

Thank you, George, and hello everyone.

As discussed on our last earnings call, we have narrowed our immediate focus to three specific opportunity sets: retail loss prevention, physical authentication, and digital authentication. In parallel, we have also ensured that we are positioned to benefit from our historical progress in other areas, either directly or through our valued partners.

This tightening of focus was made possible by our recent technological and market advancements in the authentication space. As a reminder, we discussed those advancements in greater detail on our last two calls. It is a testament to the power of our team and our technology that we have been able to grow annual recurring revenue (ARR) almost 5x over these last four years as we have been zeroing in on areas of deep product-market fit; most companies oscillate around flat until they reach that critical milestone.

We have accomplished this while applying the rigor and focus required to speed time to deep product-market fit. Since the middle of 2021, we have exited businesses and de-emphasized offerings and business practices that didn’t make strategic sense while also moving away from pursuing non-scalable services revenue.

Adjusting for the end of life of our Piracy Intelligence business, we have more than tripled commercial subscription revenue since Q2 2021. We have also expanded our subscription gross margin almost 1000 basis points despite no longer licensing our IP to potential competitors; this decision was a headwind to both revenue and margins as IP licensing carries a 100% gross margin rate. It was also unquestionably the right thing to do to ensure our long-term success.

More exciting than where we have been, however, is where we are going. On that front, I want to take a moment to reiterate what we shared on our last call. While we continue to expect lumpiness as we shift our focus to our core authentication use cases, we believe we are on the cusp of sustainable free cash flow generation for the first time in over twelve years. Moreover, beyond “just” achieving this important milestone, we expect to deliver significant top line growth and free cash flow generation in 2026 and beyond.

Turning now to an update on our business, our Q1 results came in above our internal plan. These results demonstrate that it is indeed possible to deliver in our much tighter focus areas while still positioning ourselves to potentially benefit from our historical work outside these specific areas.

Starting with our work in retail loss prevention, we expect the first gift cards protected with our solution will appear on shelves within the next month. This is a critical milestone in our work to catalyze the industry towards meaningful adoption this year. Moreover, while the market sizing that we have shared for our gift card solution only contemplates the US market, we are beginning to work with partners to map out the opportunity in multiple other large geographies. The driver behind narrowing our go-to-market focus is the incredible power that comes from such focus, especially when trying to orchestrate a roll-out as large -- and on as tight a timeline -- as we expect this gift card rollout will be.

As discussed in greater detail on our last call, the other retail loss prevention use case that we expect to contribute to 2025 ARR is our solution addressing price look-up, or PLU, fraud.   On this front, our initial customer will be a featured guest on the May 29th episode of the influential Omni Talk podcast to talk about the power of our solution. This level of customer advocacy is both powerful and appreciated.

Turning now to our physical authentication solutions, we expect to shortly sign a fifth deal with the Digimarc Validate customer I referenced on our last call. Recall the first deal they signed was in Q3 2024. Our learnings from this engagement, and how we can replicate it, are as valuable to us as the mid 6-figure revenue it represents.

We have also formed a partnership with a fellow supplier to one of our loyalty and reward customers. We both agree with this shared customer that our solutions pair well together. As a reminder, our loyalty and reward offering involves the application of serialized QR codes and Digimarc Illuminate analytics to modernize and secure loyalty and reward programs, not create the underlying programs themselves. This new partner has already introduced us to four of their more than one thousand customers. We look forward to strengthening this new partnership one happy customer at a time.

Touching now on our digital authentication solutions, as mentioned on our last call, we had chosen to be very conservative about this area’s contribution to 2025 ARR. We made this decision to ensure we were focused on optimizing our work in this area for the long term. As it turns out, it is likely this area will exceed the conservative assumptions for this Fiscal Year. Not only do we expect to grow the relationship with the Fortune 100 customer we discussed on the last call, we are also beginning conversations with others interested in a similar solution to help fight unauthorized leaks and/or the improper usage of sensitive and valuable digital assets. Still, my message remains consistent -- we will make decisions optimized for the long term, not the short term, in this area and across our entire business.

Moving now to how we have positioned ourselves to benefit from other opportunities outside of our three current areas of focus. Last week, we were excited to share the news of being selected by Unilever to be their digital link vendor of choice. We also recently won a deal with another large CPG for this same use case. With the twin tailwinds of Digital Product Passport (DPP) and Sunrise 2027, carving out early wins in this space sets us up to help companies with their need for upcoming compliance, whether that be directly or through our valued print/pack partners.

We were also excited to share the announcement from The Alliance to End Plastic Waste (AEPW) and AIM (the European Brands Association) that now is the time to scale commercial adoption of Digimarc Recycle. We agree, and our initial win in Belgium, as well as our support for other opportunities this group is progressing, positions us squarely under that tree as this much-needed future unfolds.

Finally, with regards to our work of identifying digital assets in the era of GenAI, we expect to be able to soon announce a win with an important division of the United States government. When it comes to providing the safer, fairer, and more transparent internet we all deserve, this win is an important beach head as this future unfolds. It should also act as an important point of validation as we focus on opening the digital authentication market that is currently a commercial focus.

I will now turn the call over to Charles to discuss our financial results.

Financial Results [Charles Beck]

Thank you, Riley, and hello everyone.

Ending ARR1 for Q1 was $20.0 million compared to $23.9 million for Q1 last year. Excluding the $5.8 million commercial contract that lapsed last year, we grew ending ARR $1.9 million, representing year-on-year growth of 11%. I want to remind everyone that on the last earnings call I mentioned the potential for an increase in customer churn and that we would be strategically price aggressive on a handful of renewals outside of our current focus areas. This occurred in Q1 and we expect it to continue into Q2 as we tighten our go-to-market focus. As Riley referenced earlier, we are above our internal plan for ARR after the first quarter.

Total revenue was $9.4 million, a decrease of $600 thousand or 6% from $9.9 million in Q1 last year.

Subscription revenue, which accounted for 57% of total revenue for the quarter, decreased 8% from $5.8 million to $5.3 million. The decrease reflects no revenue recognized on the expired commercial contract I just referenced versus $1.1 million of revenue recognized in Q1 last year. Excluding the impact of the expired contract, subscription revenue would have increased $600 thousand or 13%, reflecting revenue recognized on new contracts and upsells on existing contracts.

Service revenue decreased 3% from $4.2 million to $4.1 million, reflecting lower government service revenue from the Central Banks, partially offset by higher commercial service revenue from HolyGrail recycling projects. As I stated on the previous earnings call, we expect government service revenue in 2025 to be 12% to 14% lower than 2024 but also to be spread more evenly in 2025 than 2024. Actual results were in line with our budget as government service revenue was down 17%, reflecting both a lower annual program budget and a smoother distribution of services in 2025. Regarding the HolyGrail recycling projects, we have now substantially completed the services related to Phase 3. We do not anticipate any future services as the industry shifts its focus to commercial rollout.

Subscription gross profit margin2 excluding amortization expense, was 86% for the quarter, down 1 percentage point from Q1 last year, reflecting the impact of lower subscription revenue. We anticipate that subscription gross profit margins may be lower the next couple of quarters as we continue to consolidate our legacy platforms, but after the migration, we expect subscription gross margins to recover and even increase over time as our Illuminate platform should be more efficient than our legacy platforms.

Service gross profit margin was 65% for the quarter, up 9 percentage points from Q1 last year, reflecting a favorable service labor mix that we do not expect to continue at this elevated level. As a reminder, we expect to generate mid-50 percent service gross profit margins on a normalized basis, with some fluctuation quarter to quarter.

Operating expenses were $18.2 million for the quarter, up 6% from $17.1 million in Q1 last year. The increase in operating expenses primarily reflects $3.2 million of one-time cash severance costs incurred in Q1 related to the reorganization we announced in late February and $900 thousand of higher professional services costs, partially offset by lower stock compensation expenses of $1.5 million and lower headcount costs of $1.4 million. Due to the timing of the reorganization, the headcount cost savings in Q1 were around $1 million, but going forward we expect the savings to be over $4 million a quarter.

1 Annual Recurring Revenue (ARR) is a company performance metric calculated as the aggregation of annualized subscription fees from all of our commercial contracts as of the measurement date.
2 Subscription gross profit margin excludes amortization expense on acquired intangible assets.

Non-GAAP operating expenses, which exclude non-cash and non-recurring items, were $16.5 million for the quarter, up 19% from $13.8 million in Q1 last year. The increase in non-GAAP operating expenses primarily reflects $3.2 million of one-time cash severance costs incurred in Q1 related to the reorganization and $900 thousand of higher professional services costs, partially offset by lower headcount costs of $1.4 million. As a reminder, we do not exclude cash severance costs in our non-GAAP results.

Net loss per share for the quarter was 55 cents versus 50 cents in Q1 last year. Non-GAAP net loss per share for the quarter was 40 cents versus 27 cents in Q1 last year. Excluding the one-time severance costs of $3.2 million, net loss per share and non-GAAP net loss per share would have been 40 cents and 25 cents, respectively, both an improvement over Q1 last year.

Now turning to cash flow, we ended the quarter with $21.6 million in cash and short-term investments. Free cash flow3 usage was down considerably from $8.6 million in Q1 last year to $5.6 million in Q1 this year. Further, the $5.6 million of free cash flow usage included $2.1 million in one-time severance related costs paid during the first quarter. Excluding the one-time severance costs paid, free cash flow usage would have been $3.5 million.

Looking ahead, we now expect to see higher cash flow usage in Q2 than we originally expected due to significantly higher legal and public relations costs as a result of an external matter that arose near the end of March. Currently these costs are running upwards of half a million dollars per month, before accounting for the risk they introduce to important on-going customer and partner conversations. Assuming a cessation of this external matter, after Q2 we expect normalized cash flow usage to continue to decrease, with the goal of becoming free cash flow positive by Q4 this year.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that will be filed with the SEC.

I will now turn the call back over to Riley for final remarks.

3 Free cash flow includes cash used in operating activities, the purchase of property and equipment and capitalized patent costs.

Final Remarks [Riley McCormack]

Thank you, Charles.

We are excited to continue to execute against the strategy we laid out on the last call.  Recent technological and market achievements have allowed us the opportunity to tighten our focus to an even greater level, and we seized that opportunity, knowing that the combination of focus, this team, and this technology is a powerful force.

While early, Q1 results demonstrate that it is possible to deliver in our much tighter focus areas while positioning ourselves to potentially benefit from our historical work outside these specific areas.  We remain excited about what lies ahead.

Operator, we will now open the call for questions.

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